Exhibit 99

                                   Selected Information
                          Relating to Series 1992-1 Certificates,
                           Series 1992-2 Certificates and Series
                            1992-3 Certificates January 1, 1993
                                 through December 31, 1993
                          ----------------------------------------


                   Series 1992-1,     Series 1992-2,     Series 1992-3,
                    6 7/8% Auto        7 3/8% Auto        5 5/8% Auto
                    Loan Asset         Loan Asset         Loan Asset
                      Backed             Backed             Backed
                    Certificates       Certificates       Certificates
                   --------------     --------------     --------------

Interest Paid      $ 68,750,000.04    $ 51,624,999.96    $ 56,250,000.00

Servicing Fee
  Paid             $  9,999,999.96    $  6,999,999.96    $  9,999,999.96